EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dialogic Inc.:

We consent to the use of our report dated March 12, 2010, with respect to the consolidated balance sheets of Veraz Networks, Inc. (now Dialogic Inc) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, redeemable and convertible preferred stock and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, incorporated herein by reference.

/s/ KPMG LLP

Mountain View, California

October 18, 2010